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                                                                  Exhibit 8(b)

                             SUBCUSTODIAN AGREEMENT
                                       FOR
                        THE ONE GROUP(R) INVESTMENT TRUST

         This Subcustodian Agreement (the "Agreement") is entered into as of June 11, 1998 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Custodian") and Bank One Trust Company, N.A. (the "Subcustodian") and The One Group Investment Trust, an open-end management investment company registered under the Investment Company Act of 1940 (the "Investment Trust").

                             BACKGROUND INFORMATION

A. The Custodian has been appointed as custodian for the Investment Trust pursuant to a Custodian Contract dated May 18, 1994 as amended from time to time.

B. Banc One Investment Advisors Corporation, an investment advisor registered under the Investment Advisers Act of 1940 ( "BOIA") serves as investment adviser to the Investment Trust.

C. The Investment Trust, BOIA, and the Subcustodian intend to enter into a Securities Lending Agreement for The One Group Investment Trust (the "Securities Lending Agreement") in order to permit the Investment Trust to utilize the securities lending program developed by BOIA and the Subcustodian (the "Securities Lending Program"). Upon execution of the Securities Lending Agreement, BOIA will authorize the Subcustodian to establish for each Fund of the Investment Trust an account (each, a "Securities Lending Account", collectively, the "Securities Lending Accounts") to facilitate loans of securities in accordance with the Securities Lending Agreement.

                             STATEMENT OF AGREEMENT

         The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

         Sec.1. APPOINTMENT OF THE SUBCUSTODIAN. The Investment Trust hereby instructs the Custodian to appoint and the Custodian hereby appoints Subcustodian to hold certain securities of the Investment Trust to be lent through the Securities Lending Program as may be designated by BOIA from time to time under ss.2 hereof and delivered to Subcustodian. Subcustodian represents that it is qualified to act as a custodian for a registered investment company under the Investment Company Act of 1940, as amended. Subcustodian shall only be responsible for custody hereunder of securities actually delivered to it and then only while they are held in and as a part of a Securities Lending Account and not subject to a loan. All securities accepted by Subcustodian on behalf of the Investment Trust under the terms of this Agreement shall be in "street name" or other good delivery form.

         Sec.2. DESIGNATION OF SECURITIES BY BOIA. The Investment Trust hereby authorizes BOIA to designate securities of the Investment Trust that are eligible for participation in the Securities Lending Program. Upon receipt of instructions from BOIA, the Custodian shall deliver such securities to Subcustodian to be held in accordance with this Agreement. Capitalized terms not defined herein shall have the meaning assigned to them in the Securities Lending Agreement.

         Sec.3. REGISTRATION OF SECURITIES. Except as otherwise provided in the Securities Lending Agreement, securities held by the Subcustodian (other than bearer securities) shall be registered in the name of the Custodian or in the name of any nominee of the Custodian or in the name of the Subcustodian or of any nominee of the Subcustodian or in the name of any depository designated by the Subcustodian or its nominee.

         Sec.4. ACCOUNTS. Securities shall be held in a separate Securities Lending Account for each Fund of the Investment Trust and, except for securities held in a Securities Depository or Book Entry Account as defined below, physically segregated at all times from those of any other persons, firms, or corporations. All securities received as Collateral in connection with loans of securities or investments of Cash Collateral may be held in the Securities Lending Account established for the particular Fund of the Investment Trust or commingled in a collateral account

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established for the Securities Lending Program. The Subcustodian may hold securities in: (i) the bank vault of Subcustodian; (ii) such other banks or trust companies as have been approved by the Investment Trust and pursuant to a written agreement between such other banks or trust companies and the Subcustodian; (iii) its accounts with a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository (the "Securities Depository"); or (iv) a book-entry account which is maintained for the Subcustodian by a Federal Reserve Bank (the "Book Entry Account").

         So long as Subcustodian maintains any account pursuant to (iii) or (iv) above for the Investment Trust, Subcustodian shall: (i) identify as belonging to the Investment Trust a quantity of such securities in the fungible bulk of securities (A) registered in the name of Subcustodian or its nominee, or (B) shown on Subcustodian's account on the books of the Securities Depository, the Book-Entry Account, or Subcustodian's agent; (ii) promptly send to the Custodian reports it receives from the appropriate Federal Reserve Bank or Securities Depository on its system of internal accounting control; and (iii) send to the Custodian such reports of the systems of internal accounting control of Subcustodian and its agents through which such securities are deposited as are available and as the Custodian may reasonably request from time to time.

         Sec.5. DELIVERY OF CASH AND SECURITIES. Upon receipt of instructions from BOIA, the Subcustodian shall release and deliver cash or securities from a Securities Lending Account in connection with a lending transaction in accordance with the Securities Lending Agreement. Upon receipt of instructions from the Custodian or BOIA specifying the cash or securities to be delivered, the Subcustodian shall deliver to the Custodian cash or securities held in a Securities Lending Account that have not been transferred to a borrower under the Securities Lending Agreement. In providing the services hereunder, it is understood that the Subcustodian shall neither render advice to the Custodian, BOIA, or the Investment Trust as to the value of securities or other property, or make recommendations as to the advisability of investing in, purchasing, loaning, or selling securities or other property, nor shall the Subcustodian, either directly or indirectly, have any discretionary authority or control with respect to purchasing, loaning, or selling securities or other property for the Investment Trust.

         Sec.6. COLLECTION OF INCOME. Subcustodian shall collect all income and other payments with respect to registered securities held in a Securities Lending Account and not out on loan to which the Investment Trust shall be entitled by law or pursuant to custom in the securities business, and shall collect all income and principal and other payments with respect to bearer securities if, on the date of payment by the issuer, such securities are held by Subcustodian in a Securities Lending Account and not out on loan. With respect to securities held in a Securities Lending Account and not out on loan, Subcustodian shall detach and present for payment all coupons and other income and principal items requiring presentation as and when they become due, shall collect dividends and interest when due on securities, and shall endorse and deposit for collection, in the name of the Investment Trust, checks, drafts, and other negotiable instruments on the same day as received.

         With respect to securities of foreign issuers held in a Securities Lending Account and not out on loan, while Subcustodian will use its best efforts to collect any monies which may to its knowledge become collectible arising from such securities, including dividends, interest, and other income, it is understood that Subcustodian shall have under no responsibility for any failure or delay in effecting such collections or giving such notices.

         Subcustodian shall not be under any obligation or duty to take action to effect collection of any amount, if the securities (domestic or foreign) on which such amount is payable are in default and payment is refused after due demand or presentation. Subcustodian will, however, notify the Custodian in writing within a reasonable period of time of such default and refusal to pay.

         Sec.7. AUTHORIZATION TO LOAN SECURITIES. Pursuant to the Securities Lending Agreement, BOIA and the Investment Trust have authorized the Subcustodian to transfer pursuant to one or more Loan Agreements as defined in the Securities Lending Agreement and against receipt of collateral ("Collateral") as provided for therein, securities delivered to the Subcustodian by the Custodian to any entity named on a list of borrowers attached to the Securities Lending Agreement as Exhibit B as amended from time to time (each a "Borrower"). Subject to the supervision of

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BOIA, the Subcustodian shall perform the following acts in accordance with loans of securities under the Securities Lending Agreement:

         (a)      enter into Loan Agreements on such terms as approved by BOIA;

         (b) receive and release Collateral as provided in the applicable Loan Agreement;

         (c)      receive distributions on loaned securities;

         (d) accept substitutions of Collateral and execute and deliver or send any receipts required under the Loan Agreement in connection therewith;

         (e) deliver and receive securities in accordance with instructions from BOIA;

         (f) make investments of Cash Collateral in accordance with instructions of BOIA;

         (g) take such action upon termination of a loan as may be directed by BOIA;

         (h) take such other actions as specified in the Securities Lending Agreement; and

         (i) within a reasonable time after learning of a default, give notice thereof to BOIA, and thereafter take such actions, if any, as may be specified by BOIA.

         Sec.8. INSTRUCTIONS. Instructions furnished to the Custodian by BOIA or to the Subcustodian by BOIA or the Custodian with respect to this Agreement shall be signed by such officer or officers of the party giving such instructions as are authorized from time to time by such party (each an "Authorized Person"); provided, however, that each of the Custodian and the Subcustodian is authorized to accept and act upon orders, whether given orally, by telephone or otherwise, which the Custodian or the Subcustodian reasonably believes to be given by an Authorized Person. All oral instructions shall be promptly confirmed in writing. The records of the Subcustodian and the Custodian shall be presumed to reflect accurately any oral instructions given by an Authorized Person or a person believed by such party to be an Authorized Person.

      Sec.9. VOTING AND OTHER ACTIONS. If a security is not out on loan pursuant to a Loan Agreement, Subcustodian shall promptly deliver or mail to BOIA all forms of proxies and all notices of meetings affecting or relating to securities held for the account of the Investment Trust. Upon receipt of instructions of BOIA, Subcustodian shall execute and deliver such proxies or other authorizations as may be required. Neither Subcustodian nor its nominee shall vote any securities or execute any proxy to vote the same or give any consent to take any other action with respect thereto.

      Sec.10. RESPONSIBILITY OF SUBCUSTODIAN. The Subcustodian shall use the same care with respect to the receiving, safekeeping, handling, and delivering of securities, as applicable, held under this Agreement as it uses in respect of its own similar securities, but it need not maintain any special insurance for the benefit of the Custodian, BOIA, or the Investment Trust. The Subcustodian shall not be liable for any action taken or thing done by it in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or willful misconduct on the Subcustodian's part. The Custodian shall not be liable for any action taken or thing done by it in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or willful misconduct on the Custodian's part.

      The Custodian shall have no responsibility for any liabilities of any party arising out of the operation of the Securities Lending Program, as to which the Subcustodian, the Funds, and BOIA shall have recourse only to each other. Except for liabilities and expenses arising out of the Securities Lending Program as to which all parties agree that the Custodian shall have no responsibility, the Subcustodian agrees to indemnify the Custodian against, and to

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hold it harmless from, any liabilities, and any related out-of-pocket expenses, which it may incur as a result of loss of securities while such securities are held in the Subcustodian's custody and not subject to a loan provided such loss is caused by the Subcustodian's bad faith, willful misconduct or negligence. The indemnification provided hereunder by the Subcustodian shall not extend to any special or consequential damages arising out of the performance of this Agreement.

      Without limiting or impairing any rights the Subcustodian may have hereunder, at the election of the Custodian, it shall be entitled to be subrogated to the rights of the Subcustodian with respect to any claim against any person the Subcustodian may have as a consequence of any such loss, expense or damage, of and to the extent the Custodian has not been made whole for any such loss, expense or damage; provided, however, nothing in this Agreement shall impair the Investment Trust's rights under the Custodian Agreement or under the Securities Lending Agreement.

      Subcustodian shall release and deliver securities held in the Securities Lending Account and not out on loan and take any other action as directed by BOIA, with respect to dividends, splits, distributions, spin-offs, puts, calls, conversions, redemptions, tenders, exchanges, mergers, reorganizations, rights, warrants, or any other similar activity relating to the securities. Subcustodian shall request direction of BOIA upon receipt of actual notice where the Investment Trust has an option as to any such activity. For purposes of this paragraph, Subcustodian shall be deemed to have actual notice if any such activity is published in one or more of the following publications: J.J. Kenny's Munibase System, Financial Card Service, Xcitek, Inc., Standard & Poors' Called Bond Listing, Depository Trust Reorganization Notices, and THE WALL STREET JOURNAL. If Subcustodian does not have actual notice of such activity, any such activity will be handled by Subcustodian on a "best efforts" basis. The Subcustodian will follow all instructions from BOIA with respect to voting as to any particular issue(s).

      As long as and to the extent that it exercises reasonable care, Subcustodian shall not be responsible for the title, validity, or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and Subcustodian shall be held harmless in acting upon instructions from an Authorized Person under this Agreement or in accordance with the Securities Lending Agreement.

      Subcustodian shall be entitled to rely upon and may act upon advice of counsel (who may or may not be counsel for the Custodian or the Investment Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

      If the Custodian, the Investment Trust or BOIA require Subcustodian to take any action with respect to securities, which action involves the payment of monies or which action may, in the opinion of Subcustodian, result in Subcustodian's or its nominee's being liable for the payment of money or incurring liability of some other form, BOIA or the Investment Trust, as a prerequisite to requiring Subcustodian to take such action, shall provide indemnity to Subcustodian in an amount and form satisfactory to Subcustodian.

      Neither Custodian nor Subcustodian shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its reasonable control, including without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbance; sabotage; epidemics; riots; terrorism; interruptions, loss or malfunctions of utilities or communications service; accidents; labor disputes; acts of civil or military authority; governmental action; or inability to obtain labor, material, equipment, or transportation.

      Subcustodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Securities Lending Agreement.

       Sec.11. FEES. The Investment Trust shall in connection with each loan hereunder pay to the Subcustodian the Subcustodian's Fee, which shall accrue daily, and which shall be set forth on Exhibit E of the Securities Lending Agreement.

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      Sec.12. RECORDS AND REPORTS. Custodian hereby acknowledges that it may have the right to receive broker confirmations within the time period prescribed by 12 C.F.R. Section 12.5 at no additional cost. In lieu of receiving such confirmations within such time period, Custodian and Subcustodian agree to the alternative procedures set forth in this Section. The Subcustodian shall furnish statements of account monthly or in such other manner and frequency as the Subcustodian and the Custodian shall agree.

      The Subcustodian shall provide the Custodian, upon request, with any quarterly or annual reports prepared in the normal course of business of the Subcustodian by the Subcustodian's independent public accountants on the account system, internal accounting controls and procedures for safeguarding securities relating to the services provided by the Subcustodian under this Agreement.

      The Subcustodian will not refuse any reasonable request for inspection and audit of its books and records by an agent of a Fund or the Custodian, as such records may relate to this Agreement.

      The Subcustodian shall cooperate with each Fund and the Custodian and their respective independent public accountants in connection with annual and other audits of the books and records of the Custodian or the Funds.

      Sec.13. EFFECTIVE PERIOD, TERMINATION AND AMENDMENT. This Agreement shall become effective as of the date hereof and shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto, and may be terminated by any party hereto by an instrument in writing delivered or mailed, postage prepaid to the other parties, such termination to take effect not sooner than thirty (30) days after the date of delivery or mailing; provided, however, that the Custodian may immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Subcustodian by the Federal Deposit Insurance Corporation or upon the happening of a like event at the direction of an appropriate regulatory body or court of competent jurisdiction. Notwithstanding the foregoing, this Agreement shall not terminate with respect to loans of securities in effect under the Securities Lending Agreement on the date of termination. Upon termination of this Agreement, the Subcustodian shall promptly deliver to the Custodian all property then held by the Subcustodian under this Agreement or cash proceeds thereof.

      Sec.14. COMMUNICATIONS RECEIVED BY THE SUBCUSTODIAN. All communications required or permitted to be given under this Agreement shall be in writing (including telex, telegraph or telefax, facsimile, or similar electronic transmittal device) unless expressly provided otherwise, and addressed as follows:

      (a)     If to the Subcustodian:  Bank One Trust Company, N.A.
                                       235 West Schrock Road
                                       Columbus, Ohio 43271-1075
                                       Attention: Securities Lending
                                       Telephone:  (614) 248-1167
                                       Telefax:  (614) 248-1126

      (b)     If to the Custodian:     State Street Bank and Trust Company
                                       225 Franklin Street
                                       Boston, Massachusetts 02119
                                       Attention: Christopher J. Meyers
                                       Telephone: (617) 985-6345
                                       Telefax: (617) 537-5152

      (c)      If to BOIA:             Banc One Investment Advisors Corporation
                                       1111 Polaris Parkway
                                       Columbus, Ohio 43240
                                       Attention: Steven E. Cutler
                                       Telephone: (614) 213-8522
                                       Telefax: (614) 213-7173


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      (d)     If to The Investment Trust: The One Group Investment Trust
                                          c/o Nationwide Advisory Services, Inc.
                                          Three Nationwide Plaza
                                          Columbus, Ohio 43215
                                          Attention: Christopher A. Cray
                                          Telephone: (614) 677-2393
                                          Telefax: (614) 249-7424

      Sec.15. GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the State of Ohio and all provisions shall be administered according to the laws of said State, except as said laws are superseded or preempted by any Federal law.

      Sec.16. SEVERABILITY. The intention of the parties to this agreement is to comply fully with all laws, rules, regulations, and public policies, and this Agreement shall be construed consistently with all laws, rules, regulations, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines it is impossible to construe any provision of this agreement consistently with any law, rule, regulation, or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

      Sec.17. NON-WAIVER. No failure by any party to insist upon compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this Agreement shall affect or constitute a waiver of, any party's right to demand strict compliance with all provisions of this agreement.

      Sec.18. CAPTIONS. The captions of the various sections of this Agreement are not part of the context of this Agreement, but are only labels to assist in locating those sections and shall be ignored in construing this Agreement.

      Sec.19. ARBITRATION Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, the parties agree that any misunderstandings or disputes arising from this Agreement shall be decided by arbitration which shall be conducted, upon request by either party, before three (3) arbitrators (unless both parties agree upon one (1) arbitrator), designated by the American Arbitration Association (the "AAA"), in accordance with the terms of the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act (Title 9 of the United States Code), or if such Act is not applicable, any substantially equivalent state law. The parties further agree that the arbitrator(s) will decide which party must bear the expenses of the arbitration proceedings.

      Sec.20. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties and may not be modified or amended except by a writing signed by the parties hereto.





                            [SIGNATURE PAGES FOLLOW]




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      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed this 11TH day of June, 1998.

                     THE ONE GROUP INVESTMENT TRUST

                     By:       /s/ James F. Laird, Jr.
                        -----------------------------------------
                            James F. Laird, Jr., President



                     BANK ONE TRUST COMPANY, N.A.
                     (as Subcustodian)

                     By:    /s/ Steven E. Cutler
                        -----------------------------------------
                            Steven E. Cutler, Officer



                     STATE STREET BANK AND TRUST COMPANY
                     (as Custodian)

                     By:    /s/ Charles R. Whittemore, Jr.
                        -----------------------------------------
                     Name:   Charles R. Whittemore, Jr.
                          ---------------------------------------
                     Title:    Vice President
                           --------------------------------------







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